EXHIBIT 10.52

AMENDMENT TO THE
RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AGREEMENT
This Amendment, effective [insert date], 2019 to the Director Restricted Stock Unit Agreements (the “Agreements”) dated as of February 15, 2016 and February 13, 2017 is made between Resolute Forest Products Inc., a Delaware corporation (the “Company”) and [Participant Name]. This Amendment is included in and made part of the respective Agreements.
1.    Sections 2(b) and (c) of the Agreement are hereby restated in their entirety to read as follows:
(b)    Settlement. Subject to Section 2(c), the obligation to make payments and distributions with respect to RSUs (the “settlement”) shall be satisfied through the issuance of one share of Stock for each vested RSU, and the settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. One‑third of the RSUs shall be settled on March 31 of each of the first three calendar years following the year of the Date of Grant; provided, however, all vested RSUs shall be settled as soon as practicable after the earliest of the Participant’s (i) termination of service as a Director, (ii) death or (iii) Disability, but in no event later than March 15 of the year following the year of such termination of service, death or Disability, as applicable. For purposes of this Agreement, each date on which RSUs are settled pursuant to the preceding sentence shall be a “Settlement Date.” For purposes of this Agreement and to the extent applicable to the Participant, the term “termination of service” shall be interpreted to comply with Section 409A of the Internal Revenue Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payment obligations hereunder.
(c)    Dividend Equivalents. The Participant will from time to time be credited with additional RSUs (including a fractional RSU), the number of which will be determined by dividing:
(i)The product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis on or after the Date of Grant and before the date on which all RSUs are settled by the number of vested but unsettled and unvested RSUs recorded in Participant's account on the record date for payment of any such dividend, by
(ii)The Fair Market Value (as defined in the Plan) of one (1) share of Stock on the dividend payment date for such dividend.
Subject to the Participant’s continued service as a Director, the additional RSUs shall vest and be settled at the same time and on the same proportion as the Initial Grant. The additional RSUs shall only be settled in cash and the Company undertakes and agrees not to exercise its right under the Plan to settle the additional RSUs in shares of Stock. No additional RSUs shall be accrued for the benefit of Participant with respect to record dates occurring prior to, or with respect to record dates occurring on or after, the date, if any, on which Participant has forfeited the RSUs.
2.    This Amendment has no effect on the other terms of the Agreements and the Agreements shall otherwise continue in effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this _____ day of ________, 2019.
RESOLUTE FOREST PRODUCTS INC.

By: __________________________________
Alain Rhéaume, Chair, Human Resources,     Compensation & Nominating and Governance Committee

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